Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement (this “Amendment”), dated and effective as of September 23, 2019 (the “Effective Date”), is made and entered into by and between Avid Bioservices, Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Rights Agent”), under that certain Amended and Restated Rights Agreement, dated as of March 16, 2016 (the “Rights Agreement”).

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, prior to such time as any Person becomes an Acquiring Person, supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, no Person has become an Acquiring Person under the Rights Agreement;

WHEREAS, the Company desires to amend the Rights Agreement as set forth herein; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as hereinafter set forth and has duly approved this Amendment and authorized its execution and delivery.

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1.    Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

2.    As of the Effective Date, Section 7(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a)      Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths (1/1000th) of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of Business on September 23, 2019 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13(f) at which time the Rights are terminated.”

3.    As of the Effective Date, Exhibit B to the Rights Agreement is amended by deleting each reference to “March 16, 2021” in the Form of Right Certificate and substituting therefor “September 23, 2019.”

4.    As of the Effective Date, Exhibit C to the Rights Agreement is amended by deleting each reference to “March 16, 2021” in the Updated Summary of Rights to Purchase Shares of Preferred Stock and substituting therefor “September 23, 2019.”

5.    Except as expressly set forth herein, the Rights Agreement shall be unaffected by this Amendment and shall remain in full force and effect.

6.    Sections 28 (Successors), 31 (Severability), 32 (Governing Law), and 33 (Counterparts) of the Rights Agreement are hereby incorporated by reference into this Amendment and shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

AVID BIOSERVICES, INC.

By: /s/ Daniel R. Hart
Name: Daniel R. Hart
Title: Chief Financial Officer

BROADRIDGE CORPORATE ISSUER
SOLUTIONS, INC., as Rights Agent

By: /s/ John P. Dunn
Name: John P. Dunn
Title: Senior Vice President